FOR IMMEDIATE RELEASE

Contact:          Kim Welch
                  Investor Relations
                  (817) 882-7009

                                AmeriCredit Corp.
                             Completes $200 Million
                     Private Senior Unsecured Debt Offering

FORT WORTH,  Texas--(BUSINESS WIRE)--April 16, 1999--AmeriCredit Corp. (NYSE:ACF
- news) announced today that it has completed the private issuance of $200 million of 9.875% Senior Notes due 2006 to certain qualified institutional buyers.

The Notes, which are unsecured, were priced at par. The proceeds will be used to fund the Company's growth, including increasing the amount of automobile and other loans the Company can acquire, originate and hold for pooling and sale in the asset-backed securities market.

The Notes sold by AmeriCredit in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

AmeriCredit is a national consumer finance company specializing in purchasing, securitizing and servicing automobile loans and originating and selling mortgage loans. AmeriCredit maintains a Web site at www.americredit.com that contains further information on the Company.







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